EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-11129, 333-42279, 333-71623, 333-38570 and 333-58572 on Form S-8 of our report dated March 31, 2005, relating to the consolidated financial statements of Captaris, Inc., appearing in this Annual Report on Form 10-K of Captaris, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

March 31, 2005